Exhibit 19.1
CHIME FINANCIAL, INC.
INSIDER TRADING POLICY

(Adopted on February 26, 2025; effective upon effectiveness of the registration statement related to the
Company’s initial public offering)
The Board of Directors (the “Board”) of Chime Financial, Inc. (together with its affiliates and subsidiaries, the “Company,” “we,” “our,” or “Chime”) has adopted this Insider Trading Policy (the “Policy”) in order to take an active role in the prevention of insider trading violations by our officers, directors, employees, and other related individuals.
Why do we have this Policy?
On a regular basis we provide you, our employees, with confidential information regarding many aspects of our business. Under federal and state securities laws, it is illegal to trade in the securities of a company while in possession of material nonpublic information about that company. Thus, because our employees will have knowledge of specific confidential information that is not disclosed outside of Chime and which will constitute material nonpublic information, employee trading in our common stock could constitute “insider trading” and violate the law, as could “tipping” (giving material nonpublic information to) others who then trade on the basis of that information. The consequences of insider trading or the tipping of material nonpublic information can be severe. In fact, the person violating the laws, as well as Chime and our individual directors, officers, and other supervisory personnel, may be subject to criminal and civil lawsuits and financial penalties in connection with a violation of the insider trading laws.
Nonpublic information about Chime is subject to your Proprietary Information and Inventions Agreement and any other confidentiality obligations you may be under, and is not to be used or disclosed outside of Chime, except as necessary to perform your job duties. Unauthorized disclosure or use of nonpublic information, including misuse in securities trading, will subject you to disciplinary action, up to and including termination of employment. We have adopted this Policy to comply with the laws governing (i) trading in our common stock while in possession of material nonpublic information concerning Chime and (ii) tipping or disclosing material nonpublic information to outsiders, and in order to prevent the appearance of improper trading or tipping. We reserve the right to prohibit any transaction from being completed to enforce compliance with this Policy.
What is Chime’s policy on Insider Trading?
1.Do not trade on material nonpublic information
Whether or not the trading window (as described below) is open and except as discussed in the section titled “Are there any exceptions to this Policy?” below, you may not, directly or indirectly through others, engage in any transaction involving Chime’s securities while you are aware of material nonpublic information about Chime. Similarly, if you are aware of material nonpublic information about another company through your service with Chime that could be expected to affect the trading price of the securities of another company, you may not, directly or indirectly through others, trade or provide that information to another person in order to trade, in the securities of that other company. It is important to note that “materiality” is different for different companies. Information that is not material to Chime may be material to another company. It is not an excuse that you did not “use” the information in deciding whether or not to engage in the transaction.

Exhibit 19.1
2.Do not disclose material nonpublic information
You may not disclose material nonpublic information concerning Chime or any other company to friends, family members, or any other person or entity not authorized to receive such information, except directly to the Securities and Exchange Commission (the “SEC”) or other government, regulatory, or self-regulatory agency, in each case, in compliance with Chime’s Misconduct Reporting Policy (formerly, Whistleblower Policy). Any nonpublic information you acquire in the course of your service with Chime may only be used for legitimate Chime business purposes. In addition, you are required to handle the nonpublic information of others in accordance with the terms of any relevant nondisclosure agreements, including your Proprietary Information and Inventions Agreement, and any other confidentiality obligations you may be under, and limit your use of the nonpublic information to the purpose for which it was disclosed.
Even if you are not directly disclosing material nonpublic information, you may not make recommendations or express opinions about securities of a company, Chime or otherwise, based on material nonpublic information about that company. In particular, you may not participate, in any manner other than passive observation, in any Internet “chat” room, message board, or social media platform messaging related to trading in Chime’s securities. You are prohibited from engaging in these actions whether or not you derive any profit or personal benefit from doing so. You should know that third parties are known to contact employees of companies to obtain information about the company under false pretexts.
3.Do not respond to outside inquiries for information
In the event you receive an inquiry for information from a stock analyst, you should refer the inquiry to Chime’s Investor Relations team. All other inquiries from those outside of Chime should be referred to Chime’s Corporate Affairs team. If you are not sure where to refer an inquiry, please reach out to our General Counsel at generalcounsel@chime.com or his/her designees at trading@chime.com. Responding to a request yourself is a violation of this Policy and, in some circumstances, may be a violation of the law.
4.Take personal responsibility
The ultimate responsibility for complying with this Policy and applicable laws rests with you. As we request you do in all aspects of your work with Chime, please use your best judgment at all times and consult with Chime’s General Counsel (the primary “Compliance Officer”) or, where the General Counsel is unavailable, the Chief Financial Officer (who, where the General Counsel is unavailable, shall be a Compliance Officer), and/or your legal and financial advisors, in confidence, if you have questions.
Who does this Policy apply to?
This Policy applies to all officers, directors, contractors, consultants, and employees of Chime (or “you”) upon the commencement of their relationship with Chime. Chime may also determine that other persons should be subject to this Policy.
References in this Policy to “you” (as well as general references to directors, officers, and employees of Chime) should also be understood to include members of your immediate family, persons with whom you share a household, your dependents, and any other individuals or entities whose

Exhibit 19.1
transactions in securities you influence, direct, or control. You are responsible for making sure that these individuals and entities comply with this Policy.
You are expected to comply with this Policy as long as you are employed by Chime, or you hold Chime’s securities, and possess any material nonpublic information about Chime. This means that, even after you cease to be affiliated with Chime, you must continue to abide by the applicable trading restrictions until you no longer have material nonpublic information. In addition, if you are subject to a trading blackout under this Policy at the time you cease to be affiliated with Chime, you are expected to abide by the applicable trading restrictions until at least the end of the relevant blackout period.
What types of transactions are covered by this Policy?
This Policy applies to all transactions involving Chime’s securities. This Policy therefore applies to purchases, sales, and other transfers of Chime’s common stock, options, warrants, debt securities, and other securities. This Policy also applies to any arrangements that affect economic exposure to changes in the prices of these securities. These arrangements may include, among other things, transactions in derivative securities (such as exchange-traded put or call options), hedging transactions, short sales, and certain decisions with respect to participation in benefit plans. This Policy also applies to any offers with respect to the transactions discussed above. This Policy further applies to any disposition in the form of a gift (including donations) of any securities of the Company. Although there are limited exceptions to this Policy (described in “Are there any exceptions to this Policy?” below), please note that there are no exceptions from insider trading laws or this Policy based on the size of the transaction (e.g., this policy applies whether a trade involves one or 10,000 shares of Chime’s common stock).
Transactions that are Strictly Prohibited or Require Special Consideration
1.Open orders – You should exercise caution when placing open orders, such as limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period of time. Open orders may result in the execution of a trade during a blackout period, which may result in inadvertent insider trading.
2.Short sales – You may not engage in short sales (i.e., the sale of a security that must be borrowed to make delivery) or “sell short against the box” (i.e., sell with a delayed delivery) if such sales involve Chime’s securities. Short sales may signal to the market possible bad news about Chime or a general lack of confidence in Chime’s prospects, and an expectation that the value of Chime’s securities will decline.
3.You may not:
a.Engage in derivative securities or hedging transactions – You may not trade in publicly-traded options, such as puts and calls, and other derivative securities with respect to Chime’s securities (other than stock options and other compensatory equity awards issued to you by Chime). This includes any hedging or similar transaction designed to decrease the risks associated with holding Chime’s common stock.
b.Use Chime’s securities as collateral for loans – You may not pledge Chime’s securities as collateral for loans.

Exhibit 19.1
c.Hold Chime’s common stock in margin accounts – You may not hold Chime’s common stock in margin accounts because your broker may sell securities held in the margin account during a blackout period.
WHAT DOES “MATERIAL NONPUBLIC INFORMATION” MEAN?
Information is “material” if a reasonable investor would consider it important in making a decision to buy, sell or retain our common stock. Both positive and negative information may be material. Information is “nonpublic” until it has been widely disseminated to the public (through, for example, a press conference or release) and the public has had a chance to absorb and evaluate it.

Examples of information that could be regarded as “material” include the following, although the list is not exclusive:
●financial results, financial condition, projections, or forecasts;
●plans to launch new products, platform features, or technologies;
●gain or loss of a substantial business partner;
●execution or termination of significant contracts;
●the status of Chime’s progress toward achieving significant goals;
●information about new markets we may enter or developments in our existing markets;
●changes in regulations or applicable law;
●changes in Chime’s auditors;
●events regarding the Company’s stock or other securities;
●significant litigation, government investigations, or regulatory inquiries;
●technical challenges, such as infrastructure stability or technical scalability issues;
●major personnel changes, such as changes in senior management or the Board;
●data breaches or other cybersecurity events; or
●significant corporate events, such as a pending or proposed acquisition or financing transaction.
Financial information is particularly sensitive. For example, nonpublic information about the results of our operations for even a portion of a quarter might be material in helping an analyst predict our results of operations for the quarter.
Information is “nonpublic” until it has been widely disseminated to the public market and the public has had a chance to absorb and evaluate it. Unless you have seen material information publicly disseminated and a reasonable period of time has elapsed in order to provide the public an opportunity to absorb and evaluate the information, you should assume the information is nonpublic.
When in doubt, you should assume that the information is material and nonpublic. If you have any questions as to whether information should be considered “material” or “nonpublic,” please consult with the Compliance Officer or his/her delegate.

Exhibit 19.1
When may I trade in Chime’s common stock?
Even if you are not in possession of any material nonpublic information, you may only trade in Chime’s common stock if all of the following conditions have been met:
1.Open trading window: You may only engage in transactions involving Chime’s common stock during an open trading window. In addition to regular quarterly blackout periods, there may be additional blackout periods when appropriate due to certain events. We will notify you whenever a special blackout period goes into effect that applies to you. (See “When is our Blackout Period?” below.)
2.Pre-clearance: If you are a member of the Board (“Directors”) or a member of the executive team (“Executives”) or a Section 16 officer of Chime, you must receive pre-clearance from the Compliance Officer of your proposed trade. From time to time, Chime may identify other persons who require pre-clearance, and the Compliance Officer will notify you that you are subject to pre-clearance. The Compliance Officer will maintain a list of persons subject to pre-clearance (the “Pre-Clearance List”). The Compliance Officer will determine the manner in which pre-clearance requests are to be submitted and persons on the Pre-Clearance List will be required to certify that they are not in possession of material nonpublic information about the Company. If you are a Compliance Officer, you may not engage in a transaction involving Chime’s common stock unless the other Compliance Officer has pre-cleared the transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. Notwithstanding any pre-clearance, you may not trade in Chime’s securities if you become subject to a trading blackout period or possess material nonpublic information in advance of completing the trade.
3. 10b5-1 Plan: The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions made pursuant to trading plans that meet certain requirements, commonly referred to as “10b5-1 trading plans.” These trading plans must be entered into when you are not aware of material nonpublic information, must meet the requirements set forth in Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Rule 10b5-1”), and must meet the guidelines for such 10b5-1 trading plans established by Chime which you may obtain from the Compliance Officer. Transactions made pursuant to a 10b5-1 trading plan are not subject to the restrictions in this Policy, even if you are aware of material nonpublic information at the time of the transaction or a blackout period is in effect.
Directors and Section 16 Officers may be required to trade in Chime’s common stock solely via a 10b5-1 trading plan. Executives who are not required to trade via a 10b5-1 trading plan and certain other designated employees are strongly encouraged, should they wish to trade in Chime’s common stock, to do so via a 10b5-1 trading plan. Anyone else desiring to trade via such a plan may also do so in compliance with the specific guidelines established by Chime. Information regarding a trading plan that you may enter may be publicly disclosed, as required by law.
If you do not follow the above requirements, you may be subject to disciplinary action, up to and including termination of your relationship with Chime, as well as civil and criminal penalties as described in the section titled “What are the consequences of Insider Trading?” below.

Exhibit 19.1
When is our Blackout Period?
To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, Chime has instituted quarterly trading blackout periods and may institute special trading blackout periods from time to time. Whether or not a blackout period is in effect, you must comply with this Policy and may not trade on the basis of material nonpublic information.
Quarterly blackout periods
Except as discussed in the section titled “Are there any exceptions to this Policy?” Directors, employees and agents may not engage in transactions involving Chime’s common stock during quarterly blackout periods. Quarterly blackout periods begin two (2) weeks before the end of each fiscal quarter and end at the start of the second full trading day following the date of public disclosure of the financial results for that fiscal quarter. This period is a particularly sensitive time for transactions involving Chime’s common stock from the perspective of compliance with applicable securities laws due to the fact that, during this period, individuals may often possess or have access to material nonpublic information relevant to the expected financial results for the quarter.
Special blackout periods
From time to time, we may also implement additional blackout periods when, in the judgment of the Compliance Officer, a trading blackout is warranted. We will generally impose special blackout periods when there are material developments known to us that have not yet been disclosed to the public. For example, we may impose a special blackout period in anticipation of announcing interim earnings guidance or a significant transaction or business development. However, special blackout periods may be declared for any reason.
We will notify you in writing or via email if you are subject to a special blackout period. If you receive this notification, you may not disclose to others the fact that you are subject to the special blackout period and may not engage in any transaction involving Chime’s common stock until approved by our Compliance Officer.
ARE THERE ANY EXCEPTIONS TO THIS POLICY?
Yes, there are limited exceptions to this Policy, which are described below. Please note that there may be instances where you suffer financial harm or other hardship or are otherwise required to forgo a planned transaction because of the restrictions imposed by this Policy. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse a failure to comply with this Policy.
1.Receipt, vesting, and exercise of stock awards
The trading restrictions under this Policy do not apply to the receipt, vesting, cancellation, repurchase by Chime, or forfeiture of stock options, restricted stock, restricted stock units, or stock appreciation rights or the like issued or offered by Chime, nor do they apply to the exercise of stock options where the purchase price and tax withholding obligations in connection with such stock options are paid in cash or cash equivalents and there is no other associated market activity. However, the trading restrictions do apply to subsequent sales of Chime’s common stock, including any same-day-sale transactions where shares are sold on your behalf on exercise to cover the exercise price and/or tax withholding obligations in connection with your option exercise.

Exhibit 19.1
2.Sale or withholding of shares to cover tax withholdings

The trading restrictions under this Policy do not apply to sell-to-cover transactions where shares are sold on your behalf upon vesting of equity awards or net share withholding with respect to equity awards where shares are withheld by Chime, in either case, in order to satisfy tax withholding obligations, as required by either Chime’s board of directors (or a committee thereof) or the award agreement governing such equity award; however, this exception does not apply to any other market sale for the purposes of paying required withholding.
3.Purchases from the Chime Employee Stock Purchase Plan
The trading restrictions in this Policy do not apply to elections with respect to participation in the Company’s employee stock purchase plan or to purchases of the Company’s common stock under the plan. However, the trading restrictions do apply to subsequent sales of the Company’s common stock.
4.Stock splits, stock dividends and similar transactions
The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.
5.Inheritance or change in form of ownership
The trading restrictions under this Policy do not apply to transfers by will or the laws of descent and distribution or transfers for tax or estate planning purposes in which your beneficial ownership and pecuniary interest in the transferred Chime securities does not change. Some transactions that involve merely a change in the form in which you own securities may be permitted.
6.Trades pursuant to a 10b5-1 Trading Plan
The trading restrictions under this Policy do not apply to trades made pursuant to a valid 10b5-1 trading plan approved by Chime (see section on 10b5-1 Plan above).
7.Other exceptions
Any other exception from this Policy must be approved by the Compliance Officer in consultation with the Audit and Risk Committee of the Board.
Please be aware that even if a transaction falls within one of the exceptions described above, you will need to separately assess whether the transaction complies with applicable law. If you have any questions, please consult with the Compliance Officer.
What are the consequences of Insider Trading?
Penalties for violating insider trading laws can include disgorging profit made or loss avoided by trading, paying the loss suffered by the persons who purchased securities from, or sold securities to, the insider tippee, paying civil and/or criminal penalties, and/or serving a jail term. Chime and/or supervisors of the person violating the rules may also be required to pay civil or criminal penalties and could be subject to private lawsuits.

Exhibit 19.1
A violation of this Policy is not necessarily a violation of law. In fact, for reasons explained in this Policy, it is not necessary for us to wait for the filing or conclusion of any civil or criminal action against an alleged violator before taking disciplinary action as your employer. In addition, please remember that we may prohibit a transaction from being completed or unwind a transaction to enforce compliance with this Policy and any fees or other costs related to prohibiting or unwinding the transaction will be your responsibility.
What should I do if I suspect that this Policy has been violated?
Please promptly report violations or suspected violations of this Policy to the Compliance Officer. You may also report via our Whistleblower Hotline at chimefinancial.ethicspoint.com or by telephone in the U.S.: 844-988-0460.
Priority of Statutory or Regulatory Trading Restrictions
The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, or contractual restrictions on the sale of securities.
Amendments
Chime is committed to continuously reviewing and updating its policies, and Chime therefore reserves the right to amend this Policy at any time, for any reason, subject to applicable law.
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